Exhibit 21.1

SUBSIDIARIES OF REGENERON PHARMACEUTICALS, INC.

Name of Subsidiary*	State or Other Jurisdiction of Incorporation or Organization
Eastside Campus Holdings LLC	New York
Loop Road Holdings LLC	New York
Old Saw Mill Holdings LLC	New York
OSMR Holdings	Bermuda
Regeneron Assurance, Inc.	New York
Regeneron Atlantic Holdings	Bermuda
Regeneron Belgium BV	Belgium
Regeneron Canada Company	Canada
Regeneron Capital International B.V.	The Netherlands
Regeneron Genetics Center LLC	Delaware
Regeneron GmbH	Germany
Regeneron Healthcare Solutions, Inc.	New York
Regeneron International Holdings LLC	Delaware
Regeneron International Limited	Ireland
Regeneron Ireland Holdings Unlimited Company	Ireland
Regeneron Ireland Designated Activity Company	Ireland
Regeneron NL B.V.	The Netherlands
Regeneron Spain, S.L.U.	Spain
Regeneron UK Limited	United Kingdom
Rockwood Road Holdings LLC	New York
_____________
* Directly or indirectly wholly owned by Regeneron Pharmaceuticals, Inc.